Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD

FIRST QUARTER 2021 RESULTS

Columbus, Ohio, May 7, 2021 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 10.0% to a first quarter record of $437.1 million
•	Net income increased 8.1% to $17.3 million
•	Adjusted EBITDA* increased 10.8% to $54.5 million
•	Net cash provided by operating activities increased 4.8% to $37.6 million
•	Net income per diluted share increased 9.4% to $0.58
•	Adjusted net income per diluted share* increased 15.4% to $0.90
•

The February winter storms combined with supply chain disruptions had an estimated $3.0 million to $3.5 million impact on first quarter gross profit, which reduced gross profit margin by an estimated 70 to 80 basis points and reduced earnings by $0.08 to $0.09 per diluted share

•	At March 31, 2021, IBP had $207.3 million in cash, and cash equivalents, and investments, and nothing drawn on its existing $200 million revolving line of credit
•	Declared first quarter dividend of $0.30 per share, and the second quarter regular cash dividend of $0.30 per share was declared on May 5, 2021

“I am pleased with our record first quarter financial results, demonstrating the resiliency of our business model, the benefits of our product, end-market, geographic diversification strategies, and the continued hard work of our nationwide team members,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Throughout the first quarter, we successfully overcame operating challenges. The COVID-19 crisis continues to impact our large commercial business. Additionally, the historic February winter storms had a meaningful impact on our material suppliers’ supply chains and impacted our production and installation efficiencies. We estimate lost production, as a result of the winter storms, impacted first quarter revenue by $3.0 million to $3.5 million, and gross profit by $1.0 million to $1.5 million. We ended the first quarter with positive momentum as we experienced the highest monthly sales in our history in March, and positive momentum has continued in the month of April.”

“During the first quarter we also experienced unprecedented material and supply shortages for a variety of products used across our installation services. The February winter storms impacted the manufacturing capabilities at two of our large fiberglass insulation suppliers, disrupting our ability to source material and forcing us to buy from distributors and local retailers to meet customer demand. In addition, materials needed for spray foam applications were in short supply after the storms, as chemical processing facilities went offline. We estimate the material supply shortages impacted gross profit by approximately $2.0 million and effected our ability to complete installation work for certain customers during the quarter.”

“While the supply chain efficiencies appear to have steadily improved during March and April, relative to January and February, we expect constraints will continue over the remainder of the year for many of the materials and products used throughout our installation work. Despite near-term supply challenges, demand and pricing remains strong, and we expect trends within our large commercial business will improve later this year. As a result, we expect 2021 will be another strong year of sales and earnings growth for IBP,” concluded Mr. Edwards.

Acquisition Update

IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. To date in 2021, we have completed three acquisitions representing approximately $65 million of annual revenues. In the last 12 months, we have completed acquisitions with over $160 million of annual revenues. For 2021, the Company is targeting approximately $100 million of acquired revenue, which IBP may exceed depending on the timing of acquisitions within its large and growing pipeline.

During the 2021 first quarter, IBP acquired I.W. International Insulation, Inc. doing business as Intermountain West Insulation, a Washington based provider of insulation installation services to residential customers throughout Washington, Oregon, and Idaho, with annual revenue of approximately $34.4 million.

Since the first quarter ended, IBP has completed the following acquisitions:

•

In April 2021, acquired Alert Insulation, a Southern California based provider of fiberglass insulation installation, fireproofing services, and acoustical ceiling system installation services to commercial customers, with annual revenue of approximately $21.0 million

•

In April 2021, acquired Alpine Construction Services, LLC a Colorado Springs based provider of fiberglass and spray foam insulation installation services to residential and multifamily customers, with annual revenue of approximately $9.4 million

First Quarter 2021 Results Overview

For the first quarter of 2021, net revenue was $437.1 million, an increase of 10.0% from $397.3 million in the first quarter of 2020. On a same branch basis, net revenue improved 2.2% from the prior year quarter. Residential same branch sales growth was 3.7% in the quarter, attributable to a 10.0% increase in the volume of jobs completed. Price/mix was negatively impacted during the quarter as the Company continues to experience a higher volume of sales to production builders compared to the same period last year. This shift within the single-family end market impacted price/mix as the average insulation selling price for entry level production builder jobs is typically lower than a move-up or custom home builder. Our commercial construction end-market increased 2.3% for the first quarter of 2021, as a result of recent acquisitions, while same branch sales within this market declined 14.5% primarily due to continued challenges associated with the COVID-19 crisis.

Gross profit improved 7.9% to $125.4 million from $116.3 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 28.7% which adjusts for the Company’s share-based compensation expense, compared to 29.3% for the same period last year. First quarter gross profit was reduced by an estimated $1.0 million to $1.5 million impact associated with lost production resulting from the February winter storms, as well as by an estimated $2.0 million impact from supply chain disruptions that occurred during the quarter. Selling and administrative expense, as a percent of net revenue, was 19.7% compared to 20.3% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 18.7% compared to 19.5% in the prior year quarter.

Net income was $17.3 million, or $0.58 per diluted share, compared to $16.0 million, or $0.53 per diluted share in the prior year quarter. Adjusted net income* was $26.8 million, or $0.90 per diluted share, compared to $23.2 million, or $0.78 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods and includes an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $54.5 million, a 10.8% increase from $49.2 million in the prior year quarter, primarily due to higher sales compared to the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on May 7, 2021 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through June 7, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13718791.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of over 190 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, industry conditions, our financial and business model, payments of a quarterly cash dividend, the demand for our services and product offerings, trends in the large commercial business, the impact of the COVID-19 crisis on our business and end markets, supply chain constraints, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, the impact of the COVID-19 crisis on our financial results, and expectations for demand for our services and our earnings in 2021. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; the adverse impact of the COVID-19 crisis on our business and financial results, the economy and the markets we serve; general economic and industry conditions; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended March 31,
	2021	2020
Net revenue	$437,066	$397,331
Cost of sales	311,639	281,071

Gross profit	125,427	116,260
Operating expenses
Selling	20,858	20,355
Administrative	65,077	60,195
Amortization	8,396	6,680

Operating income	31,096	29,030
Other expense
Interest expense, net	7,574	7,358
Other	81	-

Income before income taxes	23,441	21,672
Income tax provision	6,150	5,684

Net income	$17,291	$15,988

Other comprehensive income (loss), net of tax:
Net change on cash flow hedges, net of tax (provision) benefit of ($3,428) and $1,939 for the three months ended March 31, 2021 and 2020, respectively	10,157	(5,608)

Comprehensive income	$27,448	$10,380

Basic net income per share	$0.59	$0.54

Diluted net income per share	$0.58	$0.53

Weighted average shares outstanding:
Basic	29,286,044	29,722,444
Diluted	29,613,484	29,930,954
Cash dividends declared per share	$0.30	$-

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$207,343	$231,520
Accounts receivable (less allowance for credit losses of $8,615 and $8,789 at March 31, 2021 and December 31, 2020, respectively)	270,498	266,566
Inventories	85,980	77,179
Prepaid expenses and other current assets	46,344	48,678

Total current assets	610,165	623,943
Property and equipment, net	105,162	104,022
Operating lease right-of-use assets	54,442	53,766
Goodwill	242,036	216,870
Customer relationships, net	121,051	108,504
Other intangibles, net	67,151	62,889
Other non-current assets	33,609	17,682

Total assets	$1,233,616	$1,187,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$23,770	$23,355
Current maturities of operating lease obligations	19,210	18,758
Current maturities of finance lease obligations	1,875	2,073
Accounts payable	104,001	101,462
Accrued compensation	47,520	45,876
Other current liabilities	48,926	44,951

Total current liabilities	245,302	236,475
Long-term debt	545,138	541,957
Operating lease obligations	34,618	34,413
Finance lease obligations	2,367	2,430
Deferred income taxes	9,957	35
Other long-term liabilities	55,696	53,184

Total liabilities	893,078	868,494
Commitments and contingencies
Stockholders’ equity

Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	-	-
Common stock; $0.01 par value: 100,000,000 authorized, 33,208,082 and 33,141,879 issued and 29,689,201 and 29,623,272 shares outstanding at March 31, 2021 and December 31, 2020, respectively	331	331
Additional paid in capital	202,662	199,847
Retained earnings	277,804	269,420
Treasury stock; at cost: 3,518,881 and 3,518,607 shares at March 31, 2021 and December 31, 2020, respectively	(141,653)	(141,653)
Accumulated other comprehensive income (loss)	1,394	(8,763)

Total stockholders’ equity	340,538	319,182

Total liabilities and stockholders’ equity	$1,233,616	$1,187,676

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$17,291	$15,988
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	10,663	10,374
Amortization of operating lease right-of-use assets	5,050	4,207
Amortization of intangibles	8,396	6,680
Amortization of deferred financing costs and debt discount	331	325
Provision for credit losses	127	1,298
Gain on sale of property and equipment	(252)	(35)
Noncash stock compensation	3,196	2,681
Amortization of terminated interest rate swap	798	-
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	1,056	(1,000)
Inventories	(7,644)	1,411
Other assets	(1,794)	6,933
Accounts payable	524	(8,308)
Income taxes receivable/payable	4,633	5,649
Other liabilities	(4,757)	(10,291)

Net cash provided by operating activities	37,618	35,912

Cash flows from investing activities
Purchases of investments	-	(776)
Maturities of short term investments	-	12,275
Purchases of property and equipment	(10,846)	(9,919)
Acquisitions of businesses, net of cash acquired of $168 and $0, at March 31, 2021 and 2020, respectively	(41,930)	(8,501)
Proceeds from sale of property and equipment	389	162
Other	(5)	(1,340)

Net cash used in investing activities	(52,392)	(8,099)

Cash flows from financing activities
Proceeds from vehicle and equipment notes payable	7,808	7,094
Debt issuance costs	-	(22)
Principal payments on long-term debt	(6,481)	(6,711)
Principal payments on finance lease obligations	(530)	(738)
Dividends paid	(8,786)	-
Acquisition-related obligations	(1,414)	(2,378)
Repurchase of common stock	-	(15,759)

Net cash used in financing activities	(9,403)	(18,514)

Net change in cash and cash equivalents	(24,177)	9,299
Cash and cash equivalents at beginning of period	231,520	177,889

Cash and cash equivalents at end of period	$207,343	$187,188

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$10,839	$9,798
Income taxes, net of refunds	1,474	37
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	5,679	5,612
Property and equipment obtained in exchange for finance lease obligations	268	343
Seller obligations in connection with acquisition of businesses	5,959	2,570
Unpaid purchases of property and equipment included in accounts payable	1,043	1,346

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended March 31,
	2021	2020
Net income, as reported	$17,291	$15,988
Adjustments for adjusted net income:
Share based compensation expense	3,196	2,681
Acquisition related expenses	1,161	683
COVID-19 expenses [1]	52	-
Amortization expense [2]	8,396	6,680
Miscellaneous non-operating income	-	(279)
Tax impact of adjusted items at normalized tax rate [3]	(3,329)	(2,539)

Adjusted net income	$26,767	$23,214

Weighted average shares outstanding (diluted)	29,613,484	29,930,954
Diluted net income per share, as reported	$0.58	$0.53
Adjustments for adjusted net income, net of tax impact, per diluted share [4]	0.32	0.25

Diluted adjusted net income per share	$0.90	$0.78

[1]	Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19

[2]	Addback of all non-cash amortization resulting from business combinations

[3]	Normalized effective tax rate of 26% applied to periods presented for 2021 and 2020

[4]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2021	2020
Gross profit	$125,427	$116,260
Share based compensation expense	62	96
COVID-19 expenses [1]	49	-

Adjusted gross profit	$125,538	$116,356

Adjusted gross profit - % Total Revenue	28.7%	29.3%

[1]	Addback of employee pay and employee medical expenses directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2021	2020
Selling expense	$20,858	$20,355
Administrative expense	65,077	60,195

Selling and Administrative	$85,935	$80,550

Share based compensation expense	3,133	2,585
Acquisition related expenses	1,161	683
COVID-19 expenses [1]	3	-

Adjusted Selling and Administrative	$81,638	$77,282

Adjusted Selling and Administrative - % Total Revenue	18.7%	19.5%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2021	2020
Adjusted EBITDA:
Net income (GAAP)	$17,291	$15,988
Interest expense	7,574	7,358
Provision for income taxes	6,150	5,684
Depreciation and amortization	19,059	17,055
Miscellaneous non-operating income	-	(279)

EBITDA	50,074	45,806

Acquisition related expenses	1,161	683
Share based compensation expense	3,196	2,681
COVID-19 expenses [1]	52	-

Adjusted EBITDA	$54,483	$49,170

Adjusted EBITDA margin	12.5%	12.4%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended March 31,
	2021	2020
Period-over-period Growth
Sales Growth	10.0%	16.1%
Same Branch Sales Growth	2.2%	12.1%

Single-Family Sales Growth	7.8%	11.0%
Single-Family Same Branch Sales Growth	3.2%	5.9%

Multi-Family Sales Growth	18.8%	34.9%
Multi-Family Same Branch Sales Growth	6.6%	34.1%

Residential Sales Growth	9.6%	14.2%
Residential Same Branch Sales Growth	3.7%	9.7%

Commercial Sales Growth[1]	2.3%	26.4%
Commercial Same Branch Sales Growth	-14.5%	24.0%

Same Branch Sales Growth [2]
Volume Growth [3]	10.1%	-0.2%
Price/Mix Growth [3]	-6.1%	12.1%
Large Commercial Same Branch Sales Growth [4]	-13.1%	14.1%

U.S. Housing Market [5]
Total Completions Growth	11.4%	-0.5%
Single-Family Completions Growth	14.1%	4.4%
Multi-Family Completions Growth	4.2%	-11.7%

[1]	Our commercial end market consists of large and light commercial projects.

[2]

During the three months ended March 31, 2021, we changed the classification of one of our branches to the large commercial subset of the commercial end market, based on the type of work this branch performs. While this change is immaterial to the sales growth calculations, it affects comparability to the corresponding prior year metric as the change was made prospectively beginning January 1, 2021. We continually evaluate the branch classifications utilized in our sales growth metrics based on changes in our business and operations over time and future changes may occur to these classifications.

[3]	Excludes the large commercial end market.

[4]

The large commercial end market, as a subset of our total commercial market, comprises certain of our branches working on projects constructed in steel and concrete, which are much larger than our average job. This market is excluded from the above same branch price/mix and volume growth metrics as to not skew the rates given the much larger per-job revenue compared to our average job.

[5]	U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended March 31,
	2021	% Total	2020	% Total
Revenue Increase
Same Branch	$8,777	22.1%	$41,448	75.1%
Acquired	30,958	77.9%	13,749	24.9%

Total	$39,735	100.0%	$55,196	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$920	10.5%	$11,285	27.2%
Acquired	4,393	14.2%	2,234	16.3%

Total	$5,313	13.4%	$13,520	24.5%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net